Exhibit 5.1

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com
October 25, 2019
Discover Funding LLC 12 Read’s Way New Castle, Delaware 19720

Re:	Discover Funding LLC, Discover Card Execution Note Trust,

Class A(2019-3) Notes, Registration Statement on Form SF-3

(No. 333-228025)

We have acted as special counsel for Discover Bank, a Delaware banking corporation (“Discover Bank”), Discover Funding LLC, a Delaware limited liability company (“Discover Funding”), and Discover Card Execution Note Trust (the “Note Issuance Trust”), in connection with the offering of the Class A(2019-3) notes (the “Notes”) described in the prospectus dated October 24, 2019 (the “Prospectus”), which has been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities and Exchange Act of 1933, as amended (the “Act”). The Notes will be sold pursuant to an Underwriting Agreement, dated as of October 24, 2019 (the “Underwriting Agreement”), among Discover Bank, Discover Funding, the Note Issuance Trust and the representatives of the underwriters named in the Prospectus. The Notes will be issued pursuant to the Amended and Restated Indenture, dated as of December 22, 2015, as amended by Amendment No. 1 to Master Indenture and Amendment No. 1 to Second Amended and Restated Indenture Supplement, dated as of August 27, 2019 (the “Indenture”), between the Note Issuance Trust and U.S. Bank National Association, as Indenture Trustee (the “Indenture Trustee”), as supplemented by the Second Amended and Restated Indenture Supplement, dated as of December 22, 2015, as amended by Amendment No. 1 to Master Indenture and Amendment No. 1 to Second Amended and Restated Indenture Supplement, dated as of August 27, 2019 (the “Indenture Supplement”), between the Note Issuance Trust and the Indenture Trustee, and the Terms Document, to be dated on or about October 31, 2019 (the “Terms Document”), between the Note Issuance Trust and the Indenture Trustee. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Indenture.

We have examined executed copies of the above captioned Registration Statement, as amended (the “Registration Statement”), registering asset-backed notes representing debt of the Note Issuance Trust, the Indenture, the Indenture Supplement, the Terms Document and such other documents as we have deemed necessary for the purposes of this opinion (collectively, the “Transaction Documents”). We are familiar with the proceedings taken by Discover Funding in connection with the authorization of the issuance and sale of the Notes, and have examined such documents and such questions of law and fact as we have deemed necessary in order to express the opinion hereinafter stated.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including Mayer Brown LLP

(Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership) and Tauil & Chequer Advogados

(a Brazilian partnership).

MAYER BROWN LLP

Discover Funding LLC

October 25, 2019

We are opining herein as to the effect on the subject transactions of only United States federal law, the laws of the State of New York (excluding any municipal laws), the banking laws of the State of Delaware, the limited liability company laws of the State of Delaware and the Delaware Statutory Trust Act and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

We have assumed that the purchase price for the Notes will be paid to Discover Funding by the underwriters named in the Prospectus.

In rendering the opinions set forth herein, we have relied upon and assumed:

A.

The genuineness of all signatures, the authenticity of all writings submitted to us as originals, the conformity to original writings of all copies submitted to us as certified or photostatic copies, and the legal competence and capacity of all natural persons;

B.

The truth and accuracy of all certificates and representations, writings and records reviewed by us and referred to above, including the representations and warranties made in the Transaction Documents, in each case with respect to the factual matters set forth therein;

C.

All parties to the Transaction Documents are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the requisite organizational power to enter into such Transaction Documents;

D.

Except to the extent that we expressly opine as to any of the following matters with respect to a particular party below: (i) the execution and delivery of the Transaction Documents have been duly authorized by all necessary organizational proceedings on the part of all parties to each such document; and (ii) the Transaction Documents constitute the legal, valid and binding obligations of all such parties, enforceable against such parties in accordance with their respective terms; and

E.	There are no other agreements or understandings, whether oral or written, among any or all of the parties that would alter the agreements set forth in the Transaction Documents.

On the basis of the foregoing examination and assumptions, and upon consideration of applicable law, it is our opinion that the Notes are in proper form, and when executed, authenticated and delivered as specified in the Indenture and delivered against the payment of consideration specified in the Underwriting Agreement will be legal and binding obligations of the Note Issuance Trust, enforceable against the Note Issuance Trust in accordance with their terms.

MAYER BROWN LLP

Discover Funding LLC

October 25, 2019

Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and by the discretion of the court before which any proceeding therefore may be brought.

MAYER BROWN LLP

Discover Funding LLC

We hereby consent to the filing of this letter as part of Discover Funding’s Current Report on Form 8-K, dated of even date herewith for incorporation in the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Prospectus, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP